Exhibit 99.01

Energy Telecom, Inc. Announces Allowance of Patent Application for Claims of New Benefits for its Telecommunication Eyewear.

ST. AUGUSTINE, Fla., May 14, 2012 (GLOBE NEWSWIRE) — Energy Telecom, Inc. (OTCBB:ENRG, www.energytele.com) (“Energy Telecom” or the “Company”) today announced that its Intellectual Property counsel, Malloy & Malloy, PA, informed the Company that the United States Patent Office has formally allowed its utility patent application 12/283,029 (confirmation 5972), which leads to the assignment of a U.S. utility patent number and publication..

The patent application and eventual patent includes claims for benefits to be delivered by the Company’s’ telecom communication eyewear, including totally wireless earpieces, the ability for wearers to clearly hear spoken communication when working and active in noisy work and sports environments, and the ability to record and display optical information in a variety of ways.

Tom Rickards, president of Energy Telecom stated, “We look forward to providing patent protection through September 2028 to our global manufacturing and distribution partners, for a family of communication eyewear products delivering valuable and unique benefits no one else can provide. We’ve expanded the Patent Cooperation Treaty countries in which these new benefits will be protected, to include Great Britain, France, Germany, Spain, Italy, United States, Canada, Australia, Japan, South Korea, and The Republic of China.

 “Whether at work, at home gaming or enjoying video, or outdoors, mobile information users deserve and want the highest quality hands-free access to the web, entertainment, and voice communication possible,” Mr. Rickards continued.

About Energy Telecom
Energy Telecom holds U.S. and foreign patents allowing for the manufacture, marketing and distribution of the world’s first hands-free, wireless communication eyewear providing quality sound and noise attenuation. Various models of the eyewear will be worn by police, fire, rescue, military and security personnel, and by those working in bio-hazardous, mining, construction and heavy manufacturing. The eyewear will also be worn by those using cellular and smart phones for voice communication, and for listening to high-fidelity streaming stereo.

The Energy Telecom, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6947

Statements contained in this news release, other than those identifying historical facts, constitute ‘forward-looking statements’ within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Safe Harbor provisions as contained in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company’s future expectations, including but not limited to revenues and earnings, technology efficacy, strategies and plans, are subject to safe harbors protection. Actual company results and performance may be materially different from any future results, performance, strategies, plans, or achievements that may be expressed or implied by any such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements.

For more information contact:

Tom Rickards
Energy Telecom, Inc.
trickards@energytele.com